EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS EARNINGS OF $4.5 MILLION
ANNOUNCES 48TH CONSECUTIVE QUARTERLY CASH DIVIDEND

NOVATO, CA, April 24, 2017 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings of $4.5 million in the first quarter of 2017, compared to $5.7 million in the fourth quarter of 2016 and $5.6 million in the first quarter of 2016. Diluted earnings per share were $0.74 in the first quarter of 2017, compared to $0.93 in both the prior quarter and the same quarter last year.

“The Bank continues to operate at a very high level,” said Russell A. Colombo, President and Chief Executive Officer. “Disciplined fundamentals are the key to remaining consistently successful over the years, with a focus on long-term profitability. We will stay true to our mission and our markets, and invest in the strategic initiatives we have developed to grow in those markets and build the value of the franchise.”

The Bank is investing in a number of strategic initiatives. This summer we will be opening a new branch office in Healdsburg, California, which will stretch our footprint north and help us solidify our presence in a vibrant and growing market. We will also be expanding our geographic reach by adding a commercial banking office in the East Bay, which continues to be one of the strongest growth markets in the Bay Area region.

Bancorp also provided the following highlights from its operating and financial performance for the first quarter of 2017:

•
Total deposits increased $6.6 million in the first quarter to $1,779.3 million. Non-interest bearing deposits represent 49.4% of total deposits, and the cost of total deposits dropped one basis point to 0.07%, from both the prior quarter and the first quarter of 2016.

•
Gross loans decreased $9.0 million and totaled $1,477.6 million at March 31, 2017, compared to $1,486.6 million at December 31, 2016. New loan volume of $23.9 million in the first quarter of 2017 was $5.2 million lower than the same quarter of 2016. The pipeline is considerably stronger than at this time last year, which should translate into loan growth throughout the year.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. Total risk-based capital ratio for Bancorp was 14.7% at March 31, 2017 compared to 14.3% at December 31, 2016. Tangible common equity to tangible assets increased to 11.2% at March 31, 2017 from 11.0% at December 31, 2016.

•
The Board of Directors declared a cash dividend of $0.27 per share on April 21, 2017. This represents the 48th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 12, 2017, to shareholders of record at the close of business on May 5, 2017.

Loans and Credit Quality

First quarter loan originations totaled $23.9 million versus $29.1 million in the same quarter last year. Loan payoffs for the quarter were $32.7 million, down from $37.3 million the same quarter last year. The largest portion of payoffs came from the successful completion of construction projects and sales of other assets. The commercial financing market continues to be competitive in general, but rate compression seems to be stabilizing as the prospect of an increasing rate environment becomes more prevalent. Consumer loans received a $7.9 million boost in the quarter from Tenants in Common ("TIC") loans, a highly specialized product we offer that continues to perform well as an affordable option for homebuyers in San Francisco.

Non-accrual loans totaled $1.2 million, or 0.08% of Bank of Marin's loan portfolio at March 31, 2017, compared to $0.1 million, or 0.01%, at December 31, 2016 and $2.7 million, or 0.18% a year ago. A well secured $1.1 million commercial real estate loan with a low loan-to-value ratio was placed on non-accrual status during the first quarter of 2017. Classified loans increased $10.6 million to $30.2 million at March 31, 2017, up from $19.6 million at December 31, 2016. One relationship of $9.6 million and the non-accrual loan of $1.1 million previously mentioned were downgraded to substandard in the first quarter of 2017. Accruing loans past due 30 to 89 days totaled $834 thousand at March 31, 2017, compared to $410 thousand at December 31, 2016 and $584 thousand a year ago.

There was no provision for loan losses recorded in the first quarters of 2017 and 2016 as the level of reserves is deemed appropriate for the portfolio, compared to a reversal of provision for loan losses of $300 thousand in the fourth quarter of 2016. Net charge-offs were $223 thousand in the first quarter of 2017, compared to net recoveries of $29 thousand in the prior quarter and the same quarter a year ago. The ratio of loan loss reserves to loans was 1.03% at March 31, 2017, compared to 1.04% at both December 31, 2016 and March 31, 2016. At March 31, 2017, total loan loss reserves to loans excluding acquired loans was 1.09%.

Investments

The investment portfolio totaled $414.0 million at March 31, 2017, a decrease of $3.1 million from December 31, 2016. Effective February 24, 2017, $129 million of mortgage-backed securities were transferred from available-for-sale securities to held-to-maturity at fair value to reduce balance sheet volatility. Our strong liquidity position made this possible.

Deposits

On-balance-sheet deposits totaled $1,779.3 million at March 31, 2017, compared to $1,772.7 million at December 31, 2016. The normal business activity of our customers produced $61.4 million in non-interest bearing deposit growth during the quarter. Excess liquidity of $46.0 million was converted to one-way money market deposit sales with our third party deposit networks, limiting deposit growth to $6.6 million, which otherwise would have been $52.6 million.

Earnings

“Historically, first quarter loan growth is slower than the rest of the year. We continue to see a strong flow of commercial lending opportunities, but we can't fully control the timing of loan closings,” said Tani Girton, Chief Financial Officer. “With a strong pipeline and credit quality that remains at the top of our peer group, we are looking forward to a continuation of the success that Bank of Marin has shown for 27 years. Our strong capital and low cost deposit base position us well for the future.”

Net interest income totaled $17.6 million in the first quarter of 2017, compared to $18.0 million in the prior quarter and $18.6 million in the same quarter a year ago. The decrease from earlier quarters was primarily due to a decline in gains on early payoffs of acquired loans and purchased loan accretion as shown in the table below. In addition, there were fewer days in the first quarter of 2017. These variances were partially offset by an increase in the yield on investment securities in the first quarter of 2017. Finally, average earning assets were higher in 2017 compared to the first quarter of 2016, while interest expense was lower as a result of the Federal Home Loan Bank ("FHLB") fixed rate advance prepayment last year.

The tax-equivalent net interest margin was 3.79% in the first quarter of 2017, compared to 3.78% in the prior quarter and 4.04% in the same quarter a year ago. The minimal increase in the first quarter of 2017, compared to the prior quarter, reflects the changes discussed above. As presented in the table below, there were no gains on payoffs of purchased credit impaired ("PCI") loans in the first quarter of this year compared to $287 thousand, or six basis points impact on the net interest margin in the fourth quarter of 2016. The decrease was offset by increases in the yield on investment securities and average loan balances.

Loans acquired through the acquisition of other banks are classified as PCI or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.9 million at both March 31, 2017 and December 31, 2016, and $2.8 million at March 31, 2016, respectively.

As our acquired loans continue to pay off, we expect the accretion on acquired loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	March 31, 2017		December 31, 2016		March 31, 2016
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$90	2 bps	$90	2 bps	$98	2 bps
Accretion on non-PCI loans [2]	$150	3 bps	$159	3 bps	$330	7 bps
Gains on payoffs of PCI loans	$—	0 bps	$287	6 bps	$740	16 bps
1 Accretable yield on PCI loans totaled $1.4 million, $1.5 million and $1.7 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.6 million, $1.8 million and $2.8 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

Non-interest income in the first quarter of 2017 totaled $2.1 million, compared to $2.5 million in the prior quarter and $2.2 million in the same quarter a year ago. The decrease compared to the prior quarter primarily relates to a $347 thousand special cash dividend paid on FHLB stock and $31 thousand in gains on the sale of investment securities in the fourth quarter of 2016. These decreases were partially offset by an increase in fees collected on one-way deposit sales placed with third party deposit networks in the first quarter of 2017. The decrease from the same quarter last year is partially due to a $110 thousand gain on the sale of securities in the first quarter of 2016 and lower wealth management and trust services fees in 2017, partially offset by an increase of $63 thousand in cash dividends on FHLB stock and $37 thousand in fees collected on one-way deposit sales this year.

Non-interest expense totaled $13.0 million in the first quarter of 2017, $11.8 million in the prior quarter and $12.0 million in the same quarter a year ago. The increase from both the fourth quarter and the first quarter of 2016 was primarily due to higher salaries and benefits related to filling open positions, an increase in 401(k) matching, and implementation of the new accounting rule for stock-based compensation. In addition, a provision of $165 thousand for off-balance sheet commitments was recorded in the first quarter of 2017, as a result of the increase in classified loans.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its first quarter earnings call on Monday, April 24, 2017 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.0 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2017

(dollars in thousands, except per share data; unaudited)
QUARTER-TO-DATE	March 31, 2017	December 31, 2016	March 31, 2016
NET INCOME	$4,548	$5,687	$5,646
DILUTED EARNINGS PER COMMON SHARE	$0.74	$0.93	$0.93
RETURN ON AVERAGE ASSETS (ROA)	0.91%	1.11%	1.15%
RETURN ON AVERAGE EQUITY (ROE)	7.92%	9.74%	10.38%
EFFICIENCY RATIO	65.92%	57.51%	57.74%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.79%	3.78%	4.04%
NET CHARGE-OFFS (RECOVERIES)	$223	$(29)	$(29)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	0.02%	—%	—%

AT PERIOD END
TOTAL ASSETS	$2,033,708	$2,023,493	$1,943,602

LOANS:
COMMERCIAL AND INDUSTRIAL	$219,760	$218,615	$213,068
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$254,180	$247,713	$238,332
COMMERCIAL INVESTOR-OWNED	$712,081	$724,228	$707,340
CONSTRUCTION	$67,162	$74,809	$74,528
HOME EQUITY	$115,180	$117,207	$110,893
OTHER RESIDENTIAL	$84,720	$78,549	$73,896
INSTALLMENT AND OTHER CONSUMER LOANS	$24,487	$25,495	$23,782
TOTAL LOANS	$1,477,570	$1,486,616	$1,441,839

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$—	$—	$21
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$—	$—	$—
COMMERCIAL INVESTOR-OWNED	$1,076	$—	$1,789
CONSTRUCTION	$—	$—	$—
HOME EQUITY	$87	$90	$791
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$52	$55	$65
TOTAL NON-ACCRUAL LOANS	$1,215	$145	$2,666

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$30,230	$19,601	$22,309
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$834	$410	$584
LOAN LOSS RESERVE TO LOANS	1.03%	1.04%	1.04%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	12.52	x	106.50	x	5.64	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.08%	0.01%	0.18%

TOTAL DEPOSITS	$1,779,269	$1,772,700	$1,681,346
LOAN-TO-DEPOSIT RATIO	83.0%	83.9%	85.8%
STOCKHOLDERS' EQUITY	$234,986	$230,563	$221,646
BOOK VALUE PER SHARE	$38.22	$37.63	$36.24
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	11.2%	11.0%	11.0%
TOTAL RISK BASED CAPITAL RATIO-BANK	14.3%	14.1%	13.6%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	14.7%	14.3%	13.9%
FULL-TIME EQUIVALENT EMPLOYEES	262	262	256

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $17.2 million, $18.1 million and $19.7 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.9 million, $2.9 million and $2.8 million that were accreting interest at March 31, 2017, December 31,2016 and March 31, 2016, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $8.9 million, $9.0 million and $9.4 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At March 31, 2017, December 31, 2016 and March 31, 2016

(in thousands, except share data; unaudited)	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Cash and due from banks	$73,162	$48,804	$39,770
Investment securities
Held-to-maturity, at amortized cost	172,272	44,438	63,246
Available-for-sale (at fair value; amortized cost $242,650, $378,254 and $333,044 at March 31, 2017, December 31, 2016 and March 31, 2016, respectively)	241,684	372,580	336,234
Total investment securities	413,956	417,018	399,480
Loans, net of allowance for loan losses of $15,219, $15,442 and $15,028 at March 31, 2017, December 31, 2016 and March 31, 2016, respectively	1,462,351	1,471,174	1,426,811
Bank premises and equipment, net	8,336	8,520	8,909
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,462	2,580	2,980
Interest receivable and other assets	67,005	68,961	59,216
Total assets	$2,033,708	$2,023,493	$1,943,602

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$878,416	$817,031	$758,869
Interest bearing
Transaction accounts	100,628	100,723	102,829
Savings accounts	159,889	163,516	145,874
Money market accounts	494,324	539,967	514,274
Time accounts	146,012	151,463	159,500
Total deposits	1,779,269	1,772,700	1,681,346
Federal Home Loan Bank ("FHLB") and other borrowings	—	—	19,350
Subordinated debentures	5,628	5,586	5,445
Interest payable and other liabilities	13,825	14,644	15,815
Total liabilities	1,798,722	1,792,930	1,721,956

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,148,486, 6,127,314 and 6,116,473 at March 31, 2017, December 31, 2016 and March 31, 2016, respectively	87,911	87,392	86,133
Retained earnings	149,357	146,464	133,681
Accumulated other comprehensive (loss) income, net	(2,282)	(3,293)	1,832
Total stockholders' equity	234,986	230,563	221,646
Total liabilities and stockholders' equity	$2,033,708	$2,023,493	$1,943,602

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2017	December 31, 2016	March 31, 2016
Interest income
Interest and fees on loans	$15,849	$16,394	$17,141
Interest on investment securities
Securities of U.S. government agencies	1,518	1,329	1,352
Obligations of state and political subdivisions	568	596	586
Corporate debt securities and other	37	36	105
Interest on Federal funds sold and short-term investments	60	53	11
Total interest income	18,032	18,408	19,195
Interest expense
Interest on interest-bearing transaction accounts	29	27	27
Interest on savings accounts	15	15	14
Interest on money market accounts	113	115	111
Interest on time accounts	146	164	196
Interest on FHLB and other borrowings	—	—	100
Interest on subordinated debentures	108	111	109
Total interest expense	411	432	557
Net interest income	17,621	17,976	18,638
Reversal of provision for loan losses	—	(300)	—
Net interest income after provision for loan losses	17,621	18,276	18,638
Non-interest income
Service charges on deposit accounts	452	445	456
Wealth Management and Trust Services	503	491	566
Debit card interchange fees	372	391	338
Merchant interchange fees	96	94	113
Earnings on bank-owned life insurance	209	218	201
Dividends on FHLB stock	232	576	169
Gains on investment securities, net	—	31	110
Other income	251	217	210
Total non-interest income	2,115	2,463	2,163
Non-interest expense
Salaries and related benefits	7,475	6,508	6,748
Occupancy and equipment	1,319	1,350	1,281
Depreciation and amortization	481	479	453
Federal Deposit Insurance Corporation insurance	161	65	261
Data processing	939	959	856
Professional services	522	516	498
Directors' expense	158	105	189
Information technology	198	197	193
Provision for losses on off-balance sheet commitments	165	—	—
Other expense	1,593	1,576	1,531
Total non-interest expense	13,011	11,755	12,010
Income before provision for income taxes	6,725	8,984	8,791
Provision for income taxes	2,177	3,297	3,145
Net income	$4,548	$5,687	$5,646
Net income per common share:
Basic	$0.75	$0.93	$0.93
Diluted	$0.74	$0.93	$0.93
Weighted average shares:
Basic	6,092	6,085	6,048
Diluted	6,172	6,142	6,090
Dividends declared per common share	$0.27	$0.27	$0.25
Comprehensive income:
Net income	$4,548	$5,687	$5,646
Other comprehensive income
Change in net unrealized gain or loss on available-for-sale securities	1,674	(9,869)	2,923
Amortization of net unrealized loss on available for sale securities transferred to held-to-maturity securities	41	—	—
Reclassification adjustment for gains on available-for-sale securities included in net income	—	—	(110)
Net change in unrealized gain or loss on available-for-sale securities, before tax	1,715	(9,869)	2,813
Tax effect	704	(4,149)	1,174
Other comprehensive income (loss), net of tax	1,011	(5,720)	1,639
Comprehensive income (loss)	$5,559	$(33)	$7,285

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$29,339	$60	0.82%	$35,398	$53	0.59%	$8,996	$11	0.48%
Investment securities [2,3]	414,552	2,361	2.28%	414,544	2,214	2.14%	428,055	2,264	2.12%
Loans [1,3,4]	1,478,487	16,222	4.39%	1,471,134	16,723	4.45%	1,442,601	17,456	4.79%
Total interest-earning assets [1]	1,922,378	18,643	3.88%	1,921,076	18,990	3.87%	1,879,652	19,731	4.15%
Cash and non-interest-bearing due from banks	38,131			49,184			29,823
Bank premises and equipment, net	8,440			8,568			9,143
Interest receivable and other assets, net	58,014			59,890			58,195
Total assets	$2,026,963			$2,038,718			$1,976,813
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$101,121	$29	0.12%	$91,692	$27	0.12%	$100,990	$27	0.11%
Savings accounts	160,913	15	0.04%	160,638	16	0.04%	142,499	14	0.04%
Money market accounts	518,540	113	0.09%	529,003	115	0.09%	528,984	111	0.08%
Time accounts including CDARS	146,966	146	0.40%	153,976	163	0.42%	160,943	196	0.50%
Overnight borrowings [1]	—	—	—%	3	—	1.33%	20,567	22	0.42%
FHLB fixed-rate advances [1]	—	—	—%	—	—	—%	15,000	78	2.07%
Subordinated debentures [1]	5,607	108	7.74%	5,564	111	7.82%	5,418	109	7.96%
Total interest-bearing liabilities	933,147	411	0.18%	940,876	432	0.18%	974,401	557	0.23%
Demand accounts	846,316			848,881			767,579
Interest payable and other liabilities	14,645			16,604			15,980
Stockholders' equity	232,855			232,357			218,853
Total liabilities & stockholders' equity	$2,026,963			$2,038,718			$1,976,813
Tax-equivalent net interest income/margin [1]		$18,232	3.79%		$18,558	3.78%		$19,174	4.04%
Reported net interest income/margin [1]		$17,621	3.67%		$17,976	3.66%		$18,638	3.92%
Tax-equivalent net interest rate spread		—	3.70%			3.69%			3.92%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.